SYSCO REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2023 SALES, OPERATING INCOME AND CASH FLOW

HOUSTON, August 1, 2023 - Sysco Corporation (NYSE: SYY) (“Sysco” or the “company”) today announced financial results for its 13-week fourth fiscal quarter and its fiscal year ended July 1, 2023.

Key financial results for the fourth quarter of fiscal year 2023 include:
•Sales increased 4.1% versus the same period in fiscal year 2022;
•U.S. Foodservice volume increased 2.3% versus the same period in fiscal year 2022;
•Gross profit increased 7.0% to $3.7 billion, as compared to the same period last year;
•Operating income increased 26.5% to $969.4 million, and adjusted1 operating income increased 16.9% to $1.0 billion, in each case as compared to the same period last year; Sysco delivered the highest Q4 adjusted1 operating income on record, which was 25.0% higher than the same period in fiscal year 2019;
•EBITDA increased 33.2% to $1.3 billion, and adjusted EBITDA increased 14.4% to $1.2 billion, in each case as compared to the same period last year2;
•EPS3 increased 45.5% to $1.44 and adjusted1 EPS increased 16.5% to $1.34, in each case as compared to the same period last year; and
•We returned approximately $370.9 million of capital to shareholders via $122.3 million of share repurchases and $248.6 million of dividends.

“Sysco delivered another quarter of solid sales, volume and market share gains. Our actions to improve efficiency continued in the fourth quarter with sequential improvements in supply chain productivity and additional cost outs, delivering meaningful operating expense leverage. We further advanced our competitive advantages as the global leader in food service distribution through advancements with our Recipe for Growth strategy. For the quarter and for the year, the Sysco team delivered another record period of operating income. Sysco’s strong profitability, size and scale advantages, and balance sheet health position our company for growth to continue into fiscal 2024 and beyond,” said Kevin Hourican, Sysco’s President and Chief Executive Officer.

“Our strong finish to the year, included record performance in the quarter and full year, further illustrating the resilience of Sysco and reinforces our Recipe for Growth strategy is yielding dividends. Our solid financial results included top-line and bottom-line growth, record free cash flow for the year, and achievement of our target net debt ratio, which improved to 2.5 times. Improved productivity drove operating expense leverage, resulting in strong bottom-line margin expansion. Looking ahead, we plan to drive continued productivity gains. Adding to our track record of balanced
1 Adjusted financial results, including adjusted operating expense, adjusted operating income (loss), adjusted other expense (income), adjusted earnings per share (EPS) and adjusted EBITDA, are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring costs, transformational project costs, adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic and adjustments to a product return allowance related to COVID-related personal protection equipment inventory. Specific to adjusted EPS, this year’s Certain Items include a pension settlement charge that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer and a gain on a litigation financing agreement. Last year’s Certain Items include the impact of a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory, losses on the extinguishment of long-term debt and an increase in reserves for uncertain tax positions.
2 Earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
3 Earnings per share (EPS) are shown on a diluted basis, unless otherwise specified.

capital allocation, we rewarded our shareholders by returning approximately $1.5 billion of cash during the year,” said Kenny Cheung, Sysco’s Chief Financial Officer.

Key financial results for fiscal year 2023 include:
•Sales increased 11.2% versus fiscal year 2022;
•U.S. Foodservice volume increased 5.2% versus fiscal year 2022;
•Gross profit increased 13.3% to $14.0 billion, as compared to the prior year;
•Operating income increased 29.5% to $3.0 billion, and adjusted operating income increased 21.7% to $3.2 billion, in each case as compared to the prior year; Sysco delivered the highest full year adjusted1 operating income on record, which was 17.3% higher than the prior peak;
•EBITDA increased 14.1% to $3.6 billion, and adjusted EBITDA increased 15.6% to $3.8 billion, in each case as compared to the prior year;
•EPS increased 31.4% to $3.47 and adjusted1 EPS increased 23.4% to $4.01, in each case as compared to the prior year;
•Cash flow from operations increased 60.1% to $2.9 billion and free cash flow increased 79.0% to $2.1 billion as compared to the same period last year; and
•Net Debt to adjusted EBITDA4 improved to 2.5 times, achieving our target ratio; we returned approximately $1.5 billion of capital to shareholders via $500.1 million of share repurchases and $996.0 million of dividends.

Fourth Quarter Fiscal Year 2023 Results

Total Sysco

Sales for the fourth quarter were $19.7 billion, an increase of 4.1% compared to the same period last year.

Gross profit increased 7.0% to $3.7 billion, and gross margin increased 51 basis points to 18.7%, compared in each case to the same period last year. Product cost inflation was 2.1% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the frozen and canned and dry categories. The increase in gross profit for the fourth quarter was primarily driven by higher volumes, as well as continued progress with effective management of product cost inflation and our partnership growth management initiative.

Operating expenses increased $38.0 million, or 1.4%, compared to the same period last year, driven by increased volumes and cost inflation, partially offset by improved productivity. Adjusted operating expenses increased $49.2 million, or 1.9%, compared to the same period last year.

Operating income was $969.4 million, an increase of $202.9 million, or 26.5%, compared to the same period last year. Adjusted operating income was $1.0 billion, an increase of $148.0 million compared to the same period last year.

Other income was $124.2 million, driven by benefits from a legacy litigation financing agreement. Adjusted other income, net was $3.3 million, a decrease of $0.6 million, compared to the same period last year, primarily due to increased pension expenses.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment generated sales growth, continued share gains and improved profitability.

Sales for the fourth quarter were $13.7 billion, an increase of 2.5% compared to the same period last year. Local case volume within U.S. Foodservice grew 0.8% for the fourth quarter, while total case volume within U.S. Foodservice grew 2.3%, in each case as compared to the same period last year.

4 Net debt to adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our net debt to adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of adjusted EBITDA.

Gross profit increased 4.1% to $2.7 billion, and gross margin increased 30 basis points to 19.7%, compared in each case to the same period last year.

Operating expenses increased $12.3 million, or 0.7%, compared to the same period last year. Adjusted operating expenses increased $8.8 million, or 0.5%, compared to the same period last year.

Operating income increased 9.8% to $1.0 billion, an increase of $93.8 million compared to the same period last year. Adjusted operating income increased 10.1% to $1.1 billion, an increase of $97.3 million compared to the same period last year.

International Foodservice Operations

The International Foodservice Operations segment delivered meaningful growth, with strong double-digit sales growth and significantly higher profit growth.

Sales for the fourth quarter were $3.6 billion, an increase of 12.2% compared to the same period last year. On a constant currency basis5, sales for the fourth quarter were $3.7 billion, an increase of 13.6% compared to the same period last year. Foreign exchange rates decreased both International Foodservice Operations sales by 1.4% and total Sysco sales by 0.2% during the quarter.

Gross profit increased 11.1% to $724.4 million, and gross margin decreased 19 basis points to 19.9%, compared in each case to the same period last year. On a constant currency basis5, gross profit increased 11.9% to $729.3 million. Foreign exchange rates decreased both International Foodservice Operations gross profit by 0.8% and total Sysco gross profit by 0.1% during the quarter.

Operating expenses decreased $1.5 million, or 0.3%, compared to the same period last year. Adjusted operating expenses increased $19.4 million, or 3.5%, compared to the same period last year. On a constant currency basis5, adjusted operating expenses increased $22.7 million, or 4.1%, compared to the same period last year. Foreign exchange rates decreased both International Foodservice Operations operating expenses by 0.6% and total Sysco operating expenses by 0.1% during the quarter.

Operating income was $120.5 million, an improvement of $74.1 million compared to the same period last year. Adjusted operating income increased 58.0% to $144.9 million compared to the same period last year. On a constant currency basis5, adjusted operating income was $146.5 million, an increase of $54.8 million compared to the same period last year. Foreign exchange rates decreased both International Foodservice Operations operating income by $1.6 million and total Sysco operating income by $2.5 million during the quarter.

Fiscal Year 2023 Results

Total Sysco

Sales for fiscal year 2023 were $76.3 billion, an increase of 11.2% compared to the prior year.

Gross profit increased 13.3% to $14.0 billion, and gross margin increased 33 basis points to 18.3%, compared in each case to the prior year. The increase in gross profit for the year was primarily driven by higher volumes and high rates of inflation that were effectively managed. Product cost inflation was 6.1% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the dairy, frozen, and canned and dry categories.

Operating expenses increased $942.4 million, or 9.4%, compared to the prior year, driven by increased volumes and cost pressures from the operating environment. Adjusted operating expenses increased $986.6 million, or 10.1%, compared to the prior year.

5 Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

Operating income was $3.0 billion, an increase of $692.0 million, or 29.5%, compared to the prior year. Adjusted operating income was $3.2 billion, an increase of $572.0 million, or 21.7%, compared to the prior year.

U.S. Foodservice Operations

Sales for fiscal year 2023 were $53.7 billion, an increase of 10.6% compared to the prior year. Local case volume within U.S. Foodservice grew 3.3% for fiscal year 2023, while total case volume within U.S. Foodservice grew 5.2%, in each case as compared to the prior year.

Gross profit increased 12.6% to $10.4 billion, and gross margin increased 35 basis points to 19.3%, compared in each case to the prior year.

Operating expenses increased $757.0 million, or 12.6%, compared to the prior year. Adjusted operating expenses increased $730.9 million, or 12.2%, compared to the prior year.

Operating income increased 12.8% to $3.6 billion compared to the prior year. Adjusted operating income increased 13.5% to $3.6 billion compared to the prior year.

International Foodservice Operations

Sales for fiscal year 2023 were $13.6 billion, an increase 15.0% compared to the prior year. On a constant currency basis5, sales for fiscal year 2023 were $14.5 billion, an increase of 22.6% compared to the prior year. Foreign exchange rates decreased both International Foodservice Operations sales by 7.6% and total Sysco sales by 1.3% during the year.

Gross profit increased 11.1% to $2.6 billion, and gross margin decreased 69 basis points to 19.5%, compared in each case to the prior year. On a constant currency basis5, gross profit increased 18.8% to $2.8 billion, as compared to the prior year. Foreign exchange rates decreased both International Foodservice Operations gross profit by 7.7% and total Sysco gross profit by 1.5% during the year.

Operating expenses increased $50.4 million, or 2.2%, compared to the prior year. Adjusted operating expenses increased $94.6 million, or 4.4%, compared to the prior year. On a constant currency basis5, adjusted operating expenses increased $260.9 million, or 12.1%, compared to the prior year. Foreign exchange rates decreased both International Foodservice Operations operating expense by 7.7% and total Sysco operating expense by 1.9% during the year.

Operating income was $313.4 million, an improvement of $213.4 million compared to the prior year. Adjusted operating income increased 74.0% to $397.7 million compared to the prior year. On a constant currency basis5, adjusted operating income was $414.2 million, an increase of $185.6 million compared to the prior year. Foreign exchange rates decreased both International Foodservice Operations operating income by $16.4 million and total Sysco operating income by $5.9 million during the year.

Balance Sheet, Cash Flow and Capital Spending

As of the end of the quarter, the company had a cash balance of $745.2 million.

During the year, Sysco returned $1.5 billion to shareholders via $500.1 million of share repurchases and $996.0 million of dividends.

Cash flow from operations was $2.9 billion for the fiscal year, which was an increase of $1.1 billion over the prior year period.

Capital expenditures, net of proceeds from sales of plant and equipment, for fiscal year 2023 were $751.2 million.

Free cash flow6 for fiscal year 2023 was $2.1 billion, which was an increase of $933.8 million over the prior year period, driven by positive change in working capital.
6 Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP financial measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s fourth quarter and full fiscal year 2023 financial results on Tuesday, August 1, 2023, at 10:00 a.m. Eastern Daylight Time. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:
	13-Week Period Ended		52-Week Period Ended

Financial Comparison:	July 1, 2023	Change	July 1, 2023	Change
GAAP:
Sales	$19.7 billion	4.1%	$76.3 billion	11.2%
Gross profit	$3.7 billion	7.0%	$14.0 billion	13.3%
Gross Margin	18.7%	51 bps	18.3%	33 bps
Operating expenses	$2.7 billion	1.4%	$10.9 billion	9.4%
Operating Income	$969.4 million	26.5%	$3.0 billion	29.5%
Operating Margin	4.9%	87 bps	4.0%	56 bps
Net Earnings	$733.7 million	43.9%	$1.8 billion	30.3%
Diluted Earnings Per Share	$1.44	45.5%	$3.47	31.4%

Non-GAAP (1):
Gross profit	$3.7 billion	5.7%	$14.0 billion	12.6%
Gross Margin	18.7%	28 bps	18.3%	22 bps
Operating Expenses	$2.7 billion	1.9%	$10.7 billion	10.1%
Operating Income	$1.0 billion	16.9%	$3.2 billion	21.7%
Operating Margin	5.2%	57 bps	4.2%	37 bps
EBITDA	$1.3 billion	33.2%	$3.6 billion	14.1%
Adjusted EBITDA	$1.2 billion	14.4%	$3.8 billion	15.6%
Net Earnings	$683.2 million	16.1%	$2.0 billion	22.2%
Diluted Earnings Per Share (2)	$1.34	16.5%	$4.01	23.4%

Case Growth:
U.S. Foodservice	2.3%		5.2%
Local	0.8%		3.3%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.2%	11 bps	37.0%	36 bps
Local	47.3%	64 bps	46.8%	118 bps
Note:
(1) Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2) Individual components in the table above may not sum to the totals due to the rounding.
NM Represents that the percentage change is not meaningful.

Forward-Looking Statements
Statements made in this press release or in our earnings call for the fourth quarter of fiscal year 2023 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto; our expectations regarding future improvements in productivity; our belief that improvements in our organizational capabilities will deliver compelling outcomes in future periods; our expectations regarding improvements in international volume; our expectations that our transformational agenda will drive long-term growth; our expectations regarding the continuation of an inflationary environment; our expectations regarding improvements in the efficiency of our supply chain; our expectations regarding the impact of our Recipe for Growth strategy and the pace of progress in implementing the initiatives under that strategy; our expectations regarding Sysco’s ability to outperform the market in future periods; our expectations that our strategic priorities will enable us to grow faster than the market; our expectations regarding our efforts to reduce overtime rates and the incremental investments in hiring; our expectations regarding the expansion of our driver academy and our belief that the academy will enable us to provide upward career path mobility for our warehouse colleagues and improve colleague retention; our expectations regarding the benefits of the six-day delivery and last mile distribution models; our plans to improve the capabilities of our sales team; our expectations regarding the impact of our growth initiatives and their ability to enable Sysco to consistently outperform the market; our expectations to exceed our growth target by the end of fiscal 2024; our ability to deliver against our strategic priorities; economic trends in the United States and abroad; our belief that there is further opportunity for profit in the future; our future growth, including growth in sales and earnings per share; the pace of implementation of our business transformation initiatives; our expectations regarding our balanced approach to capital allocation and rewarding our shareholders; our plans to improve colleague retention, training and productivity; our belief that our Recipe for Growth transformation is creating capabilities that will help us profitably grow for the long term; our expectations regarding our long-term financial outlook; our expectations of the effects labor harmony will have on sales and case volume, as well as mitigation expenses; our expectations for customer acquisition in the local/street space; our expectations regarding the effectiveness of our Global Support Center expense control measures; and our expectations regarding the growth and resilience of our food away from home market.

It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Sysco’s control. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Report on Form 10-K for the year ended July 2, 2022, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 72,000 colleagues, the company operates 334 distribution facilities worldwide and serves approximately 725,000 customer locations. For fiscal year 2023 that ended July 1, 2023, the company generated sales of more than $76 billion. Information about our Sustainability program, including Sysco’s 2022 Sustainability Report and 2022 Diversity, Equity & Inclusion Report, can be found at www.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED RESULTS OF OPERATIONS (Unaudited) (In Thousands, Except for Share and Per Share Data)
	Quarter Ended		Year Ended
	Jul. 1, 2023	Jul. 2, 2022	Jul. 1, 2023	Jul. 2, 2022

Sales	$19,728,216	$18,957,258	$76,324,675	$68,636,146
Cost of sales	16,043,050	15,512,986	62,369,678	56,315,622
Gross profit	3,685,166	3,444,272	13,954,997	12,320,524
Operating expenses	2,715,769	2,677,802	10,916,448	9,974,024
Operating income	969,397	766,470	3,038,549	2,346,500
Interest expense	135,629	128,512	526,752	623,643
Other expense (income), net (1)	(124,172)	(3,921)	226,442	(23,916)
Earnings before income taxes	957,940	641,879	2,285,355	1,746,773
Income taxes	224,204	131,890	515,231	388,005
Net earnings	$733,736	$509,989	$1,770,124	$1,358,768

Net earnings:
Basic earnings per share	$1.45	$1.00	$3.49	$2.66
Diluted earnings per share	1.44	0.99	3.47	2.64

Average shares outstanding	506,546,404	510,593,953	507,362,913	510,630,645
Diluted shares outstanding	508,507,679	513,426,966	509,719,756	514,005,827

(1)
Sysco’s second quarter of fiscal 2023 included a charge for $315.4 million in other expense related to pension settlement charges. Sysco’s fourth quarter of fiscal 2023 included $122.0 million in other income related to a legacy litigation financing agreement. Gains and losses related to the disposition of fixed assets have been recognized within operating expenses. Prior year amounts have been reclassified to conform to this presentation.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED BALANCE SHEETS (Unaudited) (In Thousands, Except for Share Data)
	Jul. 1, 2023	Jul. 2, 2022
ASSETS
Current assets
Cash and cash equivalents	$745,201	$867,086
Accounts receivable, less allowances of $45,599 and $70,790	5,091,970	4,838,912
Inventories	4,480,812	4,437,498
Prepaid expenses and other current assets	284,566	303,789
Income tax receivable	5,815	35,934
Total current assets	10,608,364	10,483,219
Plant and equipment at cost, less accumulated depreciation	4,915,049	4,456,420
Other long-term assets
Goodwill	4,645,754	4,542,315
Intangibles, less amortization	859,530	952,683
Deferred income taxes	420,450	377,604
Operating lease right-of-use assets, net	731,766	723,297
Other assets	640,232	550,150
Total other long-term assets	7,297,732	7,146,049
Total assets	$22,821,145	$22,085,688

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,025,757	$5,752,958
Accrued expenses	2,251,181	2,270,753
Accrued income taxes	101,894	40,042
Current operating lease liabilities	99,051	105,690
Current maturities of long-term debt	62,550	580,611
Total current liabilities	8,540,433	8,750,054
Long-term liabilities
Long-term debt	10,347,997	10,066,931
Deferred income taxes	302,904	250,171
Long-term operating lease liabilities	656,269	636,417
Other long-term liabilities	931,708	967,907
Total long-term liabilities	12,238,878	11,921,426
Commitments and contingencies
Noncontrolling interest	33,212	31,948
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,814,681	1,766,305
Retained earnings	11,310,664	10,539,722
Accumulated other comprehensive loss	(1,252,590)	(1,482,054)
Treasury stock at cost, 260,062,834 and 256,531,543 shares	(10,629,308)	(10,206,888)
Total shareholders’ equity	2,008,622	1,382,260
Total liabilities and shareholders’ equity	$22,821,145	$22,085,688

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED CASH FLOWS (Unaudited) (In Thousands)
	Year Ended
	Jul. 1, 2023	Jul. 2, 2022
Cash flows from operating activities:
Net earnings	$1,770,124	$1,358,768
Adjustments to reconcile net earnings to cash provided by operating activities:
Pension settlement charge	315,354	—
Share-based compensation expense	95,660	122,315
Depreciation and amortization	775,604	772,881
Operating lease asset amortization	113,073	108,052
Amortization of debt issuance and other debt-related costs	20,007	22,305
Deferred income taxes	(16,434)	(64,454)
Provision for losses (gains) on receivables	35,655	(15,494)
Loss on extinguishment of debt	—	115,603
Other non-cash items	(6,907)	(12,692)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(270,639)	(971,170)
Increase in inventories	(22,219)	(708,610)
Decrease in prepaid expenses and other current assets	2,147	4,805
Increase in accounts payable	195,607	810,451
Increase in accrued expenses	22,368	423,429
Decrease in operating lease liabilities	(133,754)	(125,741)
Increase (decrease) in accrued income taxes	91,971	(9,775)
Decrease (increase) in other assets	5,565	(1,082)
Decrease in other long-term liabilities	(125,580)	(38,305)
Net cash provided by operating activities	2,867,602	1,791,286
Cash flows from investing activities:
Additions to plant and equipment	(793,325)	(632,802)
Proceeds from sales of plant and equipment	42,147	24,144
Acquisition of businesses, net of cash acquired	(37,384)	(1,281,137)
Purchase of marketable securities	(16,191)	(19,318)
Proceeds from sales of marketable securities	11,641	16,648
Other investing activities (1)	8,499	14,259
Net cash used for investing activities	(784,613)	(1,878,206)
Cash flows from financing activities:
Other debt borrowings including senior notes	248,977	1,248,207
Other debt repayments including senior notes	(829,828)	(494,585)
Redemption premiums and repayments for senior notes	—	(1,395,668)
Cash received from termination of interest rate swap agreements	—	23,127
Proceeds from stock option exercises	79,171	128,167
Stock repurchases	(500,093)	(499,825)
Dividends paid	(995,985)	(958,937)
Other financing activities (2)	(58,218)	(37,384)
Net cash used for financing activities	(2,055,976)	(1,986,898)
Effect of exchange rates on cash, cash equivalents and restricted cash	7,643	(31,906)
Net increase (decrease) in cash, cash equivalents and restricted cash	34,656	(2,105,724)
Cash, cash equivalents and restricted cash at beginning of period	931,376	3,037,100
Cash, cash equivalents and restricted cash at end of period	$966,032	$931,376
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$510,730	$498,349
Income taxes, net of refunds	444,399	450,148

(1)	Change primarily includes proceeds from the settlement of corporate-owned life insurance policies.
(2)	Change includes cash paid for shares withheld to cover taxes, settlement of interest rate hedges and other financing activities.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items

The discussion of our results includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures to remove the impact of restructuring and transformational project costs consisting of: (1) restructuring charges, (2) expenses associated with our various transformation initiatives and (3) severance charges; acquisition-related costs consisting of: (a) intangible amortization expense and (b) acquisition costs and due diligence costs related to our acquisitions; and the reduction of bad debt expense previously recognized in fiscal 2020 due to the impact of the COVID-19 pandemic on the collectability of our pre-pandemic trade receivable balances. Our results for fiscal 2023 were also impacted by adjustments to a product return allowance pertaining to COVID-related personal protection equipment inventory, a pension settlement charge that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer, and a litigation financing agreement. Our results for fiscal 2022 were also impacted by a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory, losses on the extinguishment of long-term debt and an increase in reserves for uncertain tax positions.

The results of our operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Sysco has a history of growth through acquisitions and excludes from its non-GAAP financial measures the impact of acquisition-related intangible amortization, acquisition costs and due-diligence costs for those acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2023 and fiscal 2022.

Set forth below is a reconciliation of sales, operating expenses, operating income, other (income) expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add up to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Thousands, Except for Share and Per Share Data)
	13-Week Period Ended Jul. 1, 2023	13-Week Period Ended Jul. 2, 2022	Change in Dollars	%/bps Change
Sales (GAAP)	$19,728,216	$18,957,258	$770,958	4.1%
Impact of currency fluctuations (1)	47,538	—	47,538	0.2
Comparable sales using a constant currency basis (Non-GAAP)	$19,775,754	$18,957,258	$818,496	4.3%

Cost of sales (GAAP)	$16,043,050	$15,512,986	$530,064	3.4%
Impact of inventory valuation adjustment (2)	—	(43,673)	43,673	0.3
Cost of sales adjusted for Certain Items (Non-GAAP)	$16,043,050	$15,469,313	$573,737	3.7%

Gross profit (GAAP)	$3,685,166	$3,444,272	$240,894	7.0%
Impact of inventory valuation adjustment (2)	—	43,673	(43,673)	(1.3)
Gross profit adjusted for Certain Items (Non-GAAP)	3,685,166	3,487,945	197,221	5.7
Impact of currency fluctuations (1)	6,070	—	6,070	0.1
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,691,236	$3,487,945	$203,291	5.8%

Gross margin (GAAP)	18.68%	18.17%		51 bps
Impact of inventory valuation adjustment (2)	—	0.23		-23 bps
Gross margin adjusted for Certain Items (Non-GAAP)	18.68	18.40		28 bps
Impact of currency fluctuations (1)	(0.01)	—		-1 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.67%	18.40%		27 bps

Operating expenses (GAAP)	$2,715,769	$2,677,802	$37,967	1.4%
Impact of restructuring and transformational project costs (3)	(24,678)	(37,417)	12,739	34.0
Impact of acquisition-related costs (4)	(28,470)	(35,724)	7,254	20.3
Impact of bad debt reserve adjustments (5)	—	8,783	(8,783)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	2,662,621	2,613,444	49,177	1.9
Impact of currency fluctuations (1)	3,596	—	3,596	0.1
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,666,217	$2,613,444	$52,773	2.0%

Operating expense as a percentage of sales (GAAP)	13.77%	14.13%		-36 bps
Impact of certain item adjustments	(0.27)	(0.34)		7 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	13.50%	13.79%		-29 bps

Operating income (GAAP)	$969,397	$766,470	$202,927	26.5%
Impact of inventory valuation adjustment (2)	—	43,673	(43,673)	NM
Impact of restructuring and transformational project costs (3)	24,678	37,417	(12,739)	(34.0)
Impact of acquisition-related costs (4)	28,470	35,724	(7,254)	(20.3)
Impact of bad debt reserve adjustments (5)	—	(8,783)	8,783	NM
Operating income adjusted for Certain Items (Non-GAAP)	1,022,545	874,501	148,044	16.9
Impact of currency fluctuations (1)	2,474	—	2,474	0.3
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,025,019	$874,501	$150,518	17.2%

Operating margin (GAAP)	4.91%	4.04%		87 bps
Operating margin adjusted for Certain Items (Non-GAAP)	5.18%	4.61%		57 bps
Interest expense (GAAP)	$135,629	$128,512	$7,117	5.5%

Other income (GAAP)	$(124,172)	$(3,921)	$(120,251)	NM
Impact of other non-routine gains and losses	120,867	—	120,867	NM
Other income adjusted for Certain Items (Non-GAAP)	$(3,305)	$(3,921)	$616	15.7%

Net earnings (GAAP)	$733,736	$509,989	$223,747	43.9%
Impact of inventory valuation adjustment (2)	—	43,673	(43,673)	NM
Impact of restructuring and transformational project costs (3)	24,678	37,417	(12,739)	(34.0)
Impact of acquisition-related costs (4)	28,470	35,724	(7,254)	(20.3)
Impact of bad debt reserve adjustments (5)	—	(8,783)	8,783	NM
Impact of other non-routine gains and losses	(120,867)	—	(120,867)	NM
Tax impact of inventory valuation adjustment (6)	—	(11,452)	11,452	NM
Tax impact of restructuring and transformational project costs (6)	(6,265)	(10,082)	3,817	37.9
Tax impact of acquisition-related costs (6)	(7,227)	(9,847)	2,620	26.6
Tax impact of bad debt reserves adjustments (6)	—	2,383	(2,383)	NM
Tax impact of loss on extinguishment of debt (6)	—	(699)	699	NM
Tax impact of other non-routine gains and losses (6)	30,683	—	30,683	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$683,208	$588,323	$94,885	16.1%

Diluted earnings per share (GAAP)	$1.44	$0.99	$0.45	45.5%
Impact of inventory valuation adjustment (2)	—	0.09	(0.09)	NM
Impact of restructuring and transformational project costs (3)	0.05	0.07	(0.02)	(28.6)
Impact of acquisition-related costs (4)	0.06	0.07	(0.01)	(14.3)
Impact of bad debt reserve adjustments (5)	—	(0.02)	0.02	NM
Impact of other non-routine gains and losses	(0.24)	—	(0.24)	NM
Tax impact of inventory valuation adjustment (6)	—	(0.02)	0.02	NM
Tax impact of restructuring and transformational project costs (6)	(0.01)	(0.02)	0.01	50.0
Tax impact of acquisition-related costs (6)	(0.01)	(0.02)	0.01	50.0
Tax impact of other non-routine gains and losses (6)	0.06	—	0.06	NM
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (7)	$1.34	$1.15	$0.19	16.5%

Diluted shares outstanding	508,507,679	513,426,966

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2022 represents a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory.
(3)	Fiscal 2023 includes $8 million related to restructuring and severance charges and $17 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2022 includes $29 million related to restructuring and severance charges and $8 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(4)	Fiscal 2023 includes $27 million of intangible amortization expense and $1 million in acquisition and due diligence costs. Fiscal 2022 includes $31 million of intangible amortization expense and $5 million in acquisition and due diligence costs.
(5)	Fiscal 2022 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(6)
The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(7)	Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Thousands)
	13-Week Period Ended Jul. 1, 2023	13-Week Period Ended Jun. 29, 2019	Change in Dollars	%/bps Change
Sales (GAAP)	$19,728,216	$15,474,862	$4,253,354	27.5%
Gross profit (GAAP)	3,685,166	2,979,192	705,974	23.7%
Gross margin (GAAP)	18.68%	19.25%		-57 bps

Operating expenses (GAAP)	$2,715,769	$2,258,458	$457,311	20.2%
Impact of restructuring and transformational project costs (1)	(24,678)	(77,753)	53,075	68.3
Impact of acquisition-related costs (2)	(28,470)	(19,789)	(8,681)	(43.9)
Operating expenses adjusted for Certain Items (Non-GAAP)	$2,662,621	$2,160,916	$501,705	23.2%

Operating income (GAAP)	$969,397	$720,734	$248,663	34.5%
Impact of restructuring and transformational project costs (1)	24,678	77,753	(53,075)	(68.3)
Impact of acquisition-related costs (2)	28,470	19,789	8,681	43.9
Operating income adjusted for Certain Items (Non-GAAP)	$1,022,545	$818,276	$204,269	25.0%

(1)	Fiscal 2023 includes $8 million related to restructuring and severance charges and $17 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $37 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $41 million related to severance, restructuring and integration charges.
(2)	Fiscal 2023 includes $27 million of intangible amortization expense and $1 million in acquisition and due diligence costs. Fiscal 2019 includes $19 million related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Thousands, Except for Share and Per Share Data)
	52-Week Period Ended Jul. 1, 2023	52-Week Period Ended Jul. 2, 2022	Change in Dollars	%/bps Change
Sales (GAAP)	$76,324,675	$68,636,146	$7,688,529	11.2%
Impact of currency fluctuations (1)	910,290	—	910,290	1.3
Comparable sales using a constant currency basis (Non-GAAP)	$77,234,965	$68,636,146	$8,598,819	12.5%

Cost of sales (GAAP)	$62,369,678	$56,315,622	$6,054,056	10.8%
Impact of inventory valuation adjustment (2)	2,571	(73,224)	75,795	0.1
Cost of sales adjusted for Certain Items (Non-GAAP)	$62,372,249	$56,242,398	$6,129,851	10.9%

Gross profit (GAAP)	$13,954,997	$12,320,524	$1,634,473	13.3%
Impact of inventory valuation adjustment (2)	(2,571)	73,224	(75,795)	(0.7)
Gross profit adjusted for Certain Items (Non-GAAP)	13,952,426	12,393,748	1,558,678	12.6
Impact of currency fluctuations (1)	188,796	—	188,796	1.5
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$14,141,222	$12,393,748	$1,747,474	14.1%

Gross margin (GAAP)	18.28%	17.95%		33 bps
Impact of inventory valuation adjustment (2)	—	0.11		-11 bps
Gross margin adjusted for Certain Items (Non-GAAP)	18.28	18.06		22 bps
Impact of currency fluctuations (1)	0.03	—		3 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.31%	18.06%		25 bps

Operating expenses (GAAP)	$10,916,448	$9,974,024	$942,424	9.4%
Impact of restructuring and transformational project costs (3)	(62,965)	(107,475)	44,510	41.4
Impact of acquisition-related costs (4)	(115,889)	(139,173)	23,284	16.7
Impact of bad debt reserve adjustments (5)	4,425	27,999	(23,574)	(84.2)
Operating expenses adjusted for Certain Items (Non-GAAP)	10,742,019	9,755,375	986,644	10.1
Impact of currency fluctuations (1)	182,873	—	182,873	1.9
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$10,924,892	$9,755,375	$1,169,517	12.0%

Operating expense as a percentage of sales (GAAP)	14.30%	14.53%		-23 bps
Impact of certain item adjustments	(0.23)	(0.32)		9 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.07%	14.21%		-14 bps

Operating income (GAAP)	$3,038,549	$2,346,500	$692,049	29.5%
Impact of inventory valuation adjustment (2)	(2,571)	73,224	(75,795)	NM
Impact of restructuring and transformational project costs (3)	62,965	107,475	(44,510)	(41.4)
Impact of acquisition-related costs (4)	115,889	139,173	(23,284)	(16.7)
Impact of bad debt reserve adjustments (5)	(4,425)	(27,999)	23,574	84.2
Operating income adjusted for Certain Items (Non-GAAP)	3,210,407	2,638,373	572,034	21.7
Impact of currency fluctuations (1)	5,923	—	5,923	0.2
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,216,330	$2,638,373	$577,957	21.9%

Operating margin (GAAP)	3.98%	3.42%		56 bps
Operating margin adjusted for Certain Items (Non-GAAP)	4.21%	3.84%		37 bps
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	4.16%	3.83%		33 bps

Interest expense (GAAP)	$526,752	$623,643	$(96,891)	(15.5)%
Impact of loss on extinguishment of debt	—	(115,603)	115,603	NM
Interest expense adjusted for Certain Items (Non-GAAP)	$526,752	$508,040	$18,712	3.7%

Other expense (income) (GAAP)	$226,442	$(23,916)	$250,358	NM
Impact of other non-routine gains and losses (6)	(194,459)	—	(194,459)	NM
Other expense (income) adjusted for Certain Items (Non-GAAP)	$31,983	$(23,916)	$55,899	NM

Net earnings (GAAP)	$1,770,124	$1,358,768	$411,356	30.3%
Impact of inventory valuation adjustment (2)	(2,571)	73,224	(75,795)	NM
Impact of restructuring and transformational project costs (3)	62,965	107,475	(44,510)	(41.4)
Impact of acquisition-related costs (4)	115,889	139,173	(23,284)	(16.7)
Impact of bad debt reserve adjustments (5)	(4,425)	(27,999)	23,574	84.2
Impact of loss on extinguishment of debt	—	115,603	(115,603)	NM
Impact of other non-routine gains and losses (6)	194,459	—	194,459	NM
Tax impact of inventory valuation adjustment (7)	647	(18,902)	19,549	NM
Tax impact of restructuring and transformational project costs (7)	(15,847)	(27,743)	11,896	42.9
Tax impact of acquisition-related costs (7)	(29,166)	(35,926)	6,760	18.8
Tax impact of bad debt reserves adjustments (7)	1,114	7,228	(6,114)	(84.6)
Tax impact of loss on extinguishment of debt (7)	—	(29,841)	29,841	NM
Tax impact of other non-routine gains and losses (7)	(48,941)	—	(48,941)	NM
Impact of adjustments to uncertain tax positions	—	12,000	(12,000)	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$2,044,248	$1,673,060	$371,188	22.2%

Diluted earnings per share (GAAP)	$3.47	$2.64	$0.83	31.4%
Impact of inventory valuation adjustment (2)	(0.01)	0.14	(0.15)	NM
Impact of restructuring and transformational project costs (3)	0.12	0.21	(0.09)	(42.9)
Impact of acquisition-related costs (4)	0.23	0.27	(0.04)	(14.8)
Impact of bad debt reserve adjustments (5)	(0.01)	(0.05)	0.04	80.0
Impact of loss on extinguishment of debt	—	0.22	(0.22)	NM
Impact of other non-routine gains and losses (6)	0.38	—	0.38	NM
Tax impact of inventory valuation adjustment (7)	—	(0.04)	0.04	NM
Tax impact of restructuring and transformational project costs (7)	(0.03)	(0.05)	0.02	40.0
Tax impact of acquisition-related costs (7)	(0.06)	(0.07)	0.01	14.3
Tax impact of bad debt reserves adjustments (7)	—	0.01	(0.01)	NM
Tax impact of loss on extinguishment of debt (7)	—	(0.06)	0.06	NM
Tax impact of other non-routine gains and losses (7)	(0.10)	—	(0.10)	NM
Impact of adjustments to uncertain tax positions	—	0.02	(0.02)	NM
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (8)	$4.01	$3.25	$0.76	23.4%

Diluted shares outstanding	509,719,756	514,005,827

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory. Fiscal 2022 represents a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory.
(3)	Fiscal 2023 includes $20 million related to restructuring and severance charges and $43 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2022 includes $59 million related to restructuring and severance charges and $49 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(4)	Fiscal 2023 includes $105 million of intangible amortization expense and $10 million in acquisition and due diligence costs. Fiscal 2022 includes $106 million of intangible amortization expense and $33 million in acquisition and due diligence costs.
(5)	Fiscal 2023 and fiscal 2022 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(6)	Fiscal 2023 primarily includes a pension settlement charge of $315 million that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer and $122 million in income from a litigation financing agreement.
(7)	The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(8)
Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Thousands, Except for Share and Per Share Data)
	52-Week Period Ended Jul. 1, 2023	52-Week Period Ended Jun. 29, 2019	Change in Dollars	%/bps Change
Sales (GAAP)	$76,324,675	$60,113,922	$16,210,753	27.0%

Cost of sales (GAAP)	$62,369,678	$48,704,935	$13,664,743	28.1%
Impact of inventory valuation adjustment (1)	2,571	—	2,571	—
Cost of sales adjusted for Certain Items (Non-GAAP)	$62,372,249	$48,704,935	$13,667,314	28.1%

Gross profit (GAAP)	$13,954,997	$11,408,987	$2,546,010	22.3%
Impact of inventory valuation adjustment (1)	(2,571)	—	(2,571)	—
Gross profit adjusted for Certain Items (Non-GAAP)	$13,952,426	$11,408,987	$2,543,439	22.3%

Gross margin (GAAP)	18.28%	18.98%		-70 bps

Operating expenses (GAAP)	$10,916,448	$9,075,768	$1,840,680	20.3%
Impact of restructuring and transformational project costs (2)	(62,965)	(325,300)	262,335	80.6
Impact of acquisition-related costs (3)	(115,889)	(77,832)	(38,057)	(48.9)
Impact of bad debt reserve adjustments (4)	4,425	—	4,425	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$10,742,019	$8,672,636	$2,069,383	23.9%

Operating income (GAAP)	$3,038,549	$2,333,219	$705,330	30.2%
Impact of inventory valuation adjustment (1)	(2,571)	—	(2,571)	NM
Impact of restructuring and transformational project costs (2)	62,965	325,300	(262,335)	(80.6)
Impact of acquisition-related costs (3)	115,889	77,832	38,057	48.9
Impact of bad debt reserve adjustments (4)	(4,425)	—	(4,425)	NM
Operating income adjusted for Certain Items (Non-GAAP)	$3,210,407	$2,736,351	$474,056	17.3%

(1)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(2)	Fiscal 2023 includes $20 million related to restructuring and severance charges and $43 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $151 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, of which $18 million relates to accelerated depreciation related to software that is being replaced, and $174 million related to severance, restructuring and integration charges in Europe, Canada and at the Global Support Center, of which $61 million relates to our France restructuring as part of our integration of Brake France and Davigel into Sysco France.
(3)	Fiscal 2023 includes $105 million of intangible amortization expense and $10 million in acquisition and due diligence costs. Fiscal 2019 includes $77 million related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $1 million related to integration costs.
(4)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Thousands)
	13-Week Period Ended Jul. 1, 2023	13-Week Period Ended Jul. 2, 2022	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$13,745,839	$13,413,281	$332,558	2.5%
Gross profit (GAAP)	2,707,712	2,601,656	106,056	4.1%
Gross margin (GAAP)	19.70%	19.40%		30 bps

Operating expenses (GAAP)	$1,661,691	$1,649,413	$12,278	0.7%
Impact of restructuring and transformational project costs	(614)	(778)	164	21.1
Impact of acquisition-related costs (1)	(10,479)	(10,825)	346	3.2
Impact of bad debt reserve adjustments (2)	—	4,035	(4,035)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$1,650,598	$1,641,845	$8,753	0.5%

Operating income (GAAP)	$1,046,021	$952,243	$93,778	9.8%
Impact of restructuring and transformational project costs	614	778	(164)	(21.1)
Impact of acquisition-related costs (1)	10,479	10,825	(346)	(3.2)
Impact of bad debt reserve adjustments (2)	—	(4,035)	4,035	NM
Operating income adjusted for Certain Items (Non-GAAP)	$1,057,114	$959,811	$97,303	10.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$3,649,343	$3,251,841	$397,502	12.2%
Impact of currency fluctuations (3)	44,130	—	44,130	1.4
Comparable sales using a constant currency basis (Non-GAAP)	$3,693,473	$3,251,841	$441,632	13.6%

Gross profit (GAAP)	$724,357	$651,787	$72,570	11.1%
Impact of currency fluctuations (3)	4,949	—	4,949	0.8
Comparable gross profit using a constant currency basis (Non-GAAP)	$729,306	$651,787	$77,519	11.9%

Gross margin (GAAP)	19.85%	20.04%		-19 bps
Impact of currency fluctuations (3)	(0.10)	—		-10 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	19.75%	20.04%		-29 bps

Operating expenses (GAAP)	$603,853	$605,391	$(1,538)	(0.3)%
Impact of restructuring and transformational project costs (4)	(7,423)	(27,257)	19,834	72.8
Impact of acquisition-related costs (5)	(16,977)	(22,790)	5,813	25.5
Impact of bad debt reserve adjustments (2)	—	4,748	(4,748)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	579,453	560,092	19,361	3.5
Impact of currency fluctuations (3)	3,351	—	3,351	0.6
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$582,804	$560,092	$22,712	4.1%

Operating income (GAAP)	$120,504	$46,396	$74,108	NM
Impact of restructuring and transformational project costs (4)	7,423	27,257	(19,834)	(72.8)
Impact of acquisition-related costs (5)	16,977	22,790	(5,813)	(25.5)
Impact of bad debt reserve adjustments (2)	—	(4,748)	4,748	NM
Operating income adjusted for Certain Items (Non-GAAP)	144,904	91,695	53,209	58.0
Impact of currency fluctuations (3)	1,598	—	1,598	1.8
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$146,502	$91,695	$54,807	59.8%

SYGMA
Sales (GAAP)	$2,004,060	$1,975,631	$28,429	1.4%
Gross profit (GAAP)	160,677	153,926	6,751	4.4%
Gross margin (GAAP)	8.02%	7.79%		23 bps

Operating expenses (GAAP)	$141,866	$152,674	$(10,808)	(7.1)%
Operating income (GAAP)	18,811	1,252	17,559	NM

OTHER
Sales (GAAP)	$328,974	$316,505	$12,469	3.9%
Gross profit (GAAP)	88,715	78,898	9,817	12.4%
Gross margin (GAAP)	26.97%	24.93%		204 bps

Operating expenses (GAAP)	$65,093	$64,158	$935	1.5%
Operating income (loss) (GAAP)	23,622	14,740	8,882	60.3%

GLOBAL SUPPORT CENTER
Gross profit (loss) (GAAP)	$3,705	$(41,995)	$45,700	NM
Impact of inventory valuation adjustment (6)	—	43,673	(43,673)	NM
Gross profit adjusted for Certain Items (Non-GAAP)	$3,705	$1,678	$2,027	NM

Operating expenses (GAAP)	$243,266	$206,166	$37,100	18.0%
Impact of restructuring and transformational project costs (7)	(16,641)	(9,382)	(7,259)	(77.4)
Impact of acquisition-related costs (8)	(1,014)	(2,109)	1,095	51.9
Operating expenses adjusted for Certain Items (Non-GAAP)	$225,611	$194,675	$30,936	15.9%

Operating loss (GAAP)	$(239,561)	$(248,161)	$8,600	3.5%
Impact of inventory valuation adjustment (6)	—	43,673	(43,673)	NM
Impact of restructuring and transformational project costs (7)	16,641	9,382	7,259	77.4
Impact of acquisition-related costs (8)	1,014	2,109	(1,095)	(51.9)
Operating loss adjusted for Certain Items (Non-GAAP)	$(221,906)	$(192,997)	$(28,909)	(15.0)%

TOTAL SYSCO
Sales (GAAP)	$19,728,216	$18,957,258	$770,958	4.1%
Gross profit (GAAP)	3,685,166	3,444,272	240,894	7.0%
Gross margin (GAAP)	18.68%	18.17%		51 bps

Operating expenses (GAAP)	$2,715,769	$2,677,802	$37,967	1.4%
Impact of restructuring and transformational project costs (4) (7)	(24,678)	(37,417)	12,739	34.0
Impact of acquisition-related costs (1) (5) (8)	(28,470)	(35,724)	7,254	20.3
Impact of bad debt reserve adjustments (2)	—	8,783	(8,783)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$2,662,621	$2,613,444	$49,177	1.9%

Operating income (GAAP)	$969,397	$766,470	$202,927	26.5%
Impact of inventory valuation adjustment (6)	—	43,673	(43,673)	NM
Impact of restructuring and transformational project costs (4) (7)	24,678	37,417	(12,739)	(34.0)
Impact of acquisition-related costs (1) (5) (8)	28,470	35,724	(7,254)	(20.3)
Impact of bad debt reserve adjustments (2)	—	(8,783)	8,783	NM

Operating income adjusted for Certain Items (Non-GAAP)	$1,022,545	$874,501	$148,044	16.9%

(1)	Fiscal 2023 and fiscal 2022 include intangible amortization expense and acquisition costs.
(2)	Fiscal 2022 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring costs primarily in Europe.
(5)	Represents intangible amortization expense.
(6)	Fiscal 2022 represents a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory.
(7)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(8)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Thousands)
	52-Week Period Ended Jul. 1, 2023	52-Week Period Ended Jul. 2, 2022	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$53,682,894	$48,520,562	$5,162,332	10.6%
Gross profit (GAAP)	10,359,003	9,196,133	1,162,870	12.6%
Gross margin (GAAP)	19.30%	18.95%		35 bps

Operating expenses (GAAP)	$6,772,427	$6,015,428	$756,999	12.6%
Impact of restructuring and transformational project costs	(817)	(1,162)	345	29.7
Impact of acquisition-related costs (1)	(46,042)	(36,207)	(9,835)	(27.2)
Impact of bad debt reserve adjustments (2)	4,170	20,765	(16,595)	(79.9)
Operating expenses adjusted for Certain Items (Non-GAAP)	$6,729,738	$5,998,824	$730,914	12.2%

Operating income (GAAP)	$3,586,576	$3,180,705	$405,871	12.8%
Impact of restructuring and transformational project costs	817	1,162	(345)	(29.7)
Impact of acquisition-related costs (1)	46,042	36,207	9,835	27.2
Impact of bad debt reserve adjustments (2)	(4,170)	(20,765)	16,595	79.9
Operating income adjusted for Certain Items (Non-GAAP)	$3,629,265	$3,197,309	$431,956	13.5%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$13,559,610	$11,787,449	$1,772,161	15.0%
Impact of currency fluctuations (3)	892,296	—	892,296	7.6
Comparable sales using a constant currency basis (Non-GAAP)	$14,451,906	$11,787,449	$2,664,457	22.6%

Gross profit (GAAP)	$2,640,860	$2,377,093	$263,767	11.1%
Impact of currency fluctuations (3)	182,803	—	182,803	7.7
Comparable gross profit using a constant currency basis (Non-GAAP)	$2,823,663	$2,377,093	$446,570	18.8%

Gross margin (GAAP)	19.48%	20.17%		-69 bps
Impact of currency fluctuations (3)	0.06	—		6 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	19.54%	20.17%		-63 bps

Operating expenses (GAAP)	$2,327,411	$2,277,060	$50,351	2.2%
Impact of restructuring and transformational project costs (4)	(19,018)	(57,683)	38,665	67.0
Impact of acquisition-related costs (5)	(65,511)	(78,062)	12,551	16.1
Impact of bad debt reserve adjustments (2)	255	7,236	(6,981)	(96.5)
Operating expenses adjusted for Certain Items (Non-GAAP)	2,243,137	2,148,551	94,586	4.4
Impact of currency fluctuations (3)	166,356	—	166,356	7.7
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,409,493	$2,148,551	$260,942	12.1%

Operating income (GAAP)	$313,449	$100,033	$213,416	NM
Impact of restructuring and transformational project costs (4)	19,018	57,683	(38,665)	(67.0)
Impact of acquisition-related costs (5)	65,511	78,062	(12,551)	(16.1)
Impact of bad debt reserve adjustments (2)	(255)	(7,236)	6,981	96.5
Operating income adjusted for Certain Items (Non-GAAP)	397,723	228,542	169,181	74.0
Impact of currency fluctuations (3)	16,447	—	16,447	7.2
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$414,170	$228,542	$185,628	81.2%

SYGMA
Sales (GAAP)	$7,843,111	$7,245,824	$597,287	8.2%
Gross profit (GAAP)	631,135	576,280	54,855	9.5%
Gross margin (GAAP)	8.05%	7.95%		10 bps

Operating expenses (GAAP)	$574,609	$579,404	$(4,795)	(0.8)%
Operating income (loss) (GAAP)	56,526	(3,124)	59,650	NM

OTHER
Sales (GAAP)	$1,239,060	$1,082,311	$156,749	14.5%
Gross profit (GAAP)	326,315	248,125	78,190	31.5%
Gross margin (GAAP)	26.34%	22.93%		341 bps

Operating expenses (GAAP)	$269,438	$230,733	$38,705	16.8%
Impact of bad debt reserve adjustments (2)	—	(2)	2	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$269,438	$230,731	$38,707	16.8%

Operating income (GAAP)	$56,877	$17,392	$39,485	NM
Impact of bad debt reserve adjustments (2)	—	2	(2)	NM
Operating income adjusted for Certain Items (Non-GAAP)	$56,877	$17,394	$39,483	NM

GLOBAL SUPPORT CENTER
Gross loss (GAAP)	$(2,316)	$(77,107)	$74,791	97.0%
Impact of inventory valuation adjustment (6)	(2,571)	73,224	(75,795)	NM
Gross loss adjusted for Certain Items (Non-GAAP)	$(4,887)	$(3,883)	$(1,004)	(25.9)%

Operating expenses (GAAP)	$972,563	$871,399	$101,164	11.6%
Impact of restructuring and transformational project costs (7)	(43,130)	(48,630)	5,500	11.3
Impact of acquisition-related costs (8)	(4,336)	(24,904)	20,568	82.6
Operating expenses adjusted for Certain Items (Non-GAAP)	$925,097	$797,865	$127,232	15.9%

Operating loss (GAAP)	$(974,879)	$(948,506)	$(26,373)	(2.8)%
Impact of inventory valuation adjustment (6)	(2,571)	73,224	(75,795)	NM
Impact of restructuring and transformational project costs (7)	43,130	48,630	(5,500)	(11.3)
Impact of acquisition-related costs (8)	4,336	24,904	(20,568)	(82.6)
Operating loss adjusted for Certain Items (Non-GAAP)	$(929,984)	$(801,748)	$(128,236)	(16.0)%

TOTAL SYSCO
Sales (GAAP)	$76,324,675	$68,636,146	$7,688,529	11.2%
Gross profit (GAAP)	13,954,997	12,320,524	1,634,473	13.3%
Gross margin (GAAP)	18.28%	17.95%		33 bps

Operating expenses (GAAP)	$10,916,448	$9,974,024	$942,424	9.4%
Impact of restructuring and transformational project costs (4) (7)	(62,965)	(107,475)	44,510	41.4
Impact of acquisition-related costs (1) (5) (8)	(115,889)	(139,173)	23,284	16.7
Impact of bad debt reserve adjustments (2)	4,425	27,999	(23,574)	(84.2)
Operating expenses adjusted for Certain Items (Non-GAAP)	$10,742,019	$9,755,375	$986,644	10.1%

Operating income (GAAP)	$3,038,549	$2,346,500	$692,049	29.5%
Impact of inventory valuation adjustment (6)	(2,571)	73,224	(75,795)	NM
Impact of restructuring and transformational project costs (4) (7)	62,965	107,475	(44,510)	(41.4)
Impact of acquisition-related costs (1) (5) (8)	115,889	139,173	(23,284)	(16.7)
Impact of bad debt reserve adjustments (2)	(4,425)	(27,999)	23,574	84.2
Operating income adjusted for Certain Items (Non-GAAP)	$3,210,407	$2,638,373	$572,034	21.7%

(1)	Fiscal 2023 and fiscal 2022 include intangible amortization expense and acquisition costs.
(2)	Fiscal 2023 and fiscal 2022 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring and severance costs primarily in Europe.
(5)	Represents intangible amortization expense.
(6)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory. Fiscal 2022 represents a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory.
(7)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(8)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Free Cash Flow
(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	52-Week Period Ended Jul. 1, 2023	52-Week Period Ended Jul. 2, 2022	52-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$2,867,602	$1,791,286	$1,076,316
Additions to plant and equipment	(793,325)	(632,802)	(160,523)
Proceeds from sales of plant and equipment	42,147	24,144	18,003
Free Cash Flow (Non-GAAP)	$2,116,424	$1,182,628	$933,796

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in Thousands)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding certain items related to interest expense, income taxes, depreciation and amortization. Sysco's management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings.

	13-Week Period Ended Jul. 1, 2023	13-Week Period Ended Jul. 2, 2022	Change in Dollars	% Change
Net earnings (GAAP)	$733,736	$509,989	$223,747	43.9%
Interest (GAAP)	135,629	128,512	7,117	5.5
Income taxes (GAAP)	224,204	131,890	92,314	70.0
Depreciation and amortization (GAAP)	200,659	201,274	(615)	(0.3)
EBITDA (Non-GAAP)	$1,294,228	$971,665	$322,563	33.2%
Certain Item adjustments:
Impact of inventory valuation adjustment (1)	—	43,673	(43,673)	NM
Impact of restructuring and transformational project costs (2)	23,819	36,998	(13,179)	(35.6)
Impact of acquisition-related costs (3)	1,448	4,479	(3,031)	(67.7)
Impact of bad debt reserve adjustments (4)	—	(8,783)	8,783	NM
Impact of other non-routine gains and losses	(120,867)	—	(120,867)	NM
EBITDA adjusted for Certain Items (Non-GAAP) (5)	$1,198,628	$1,048,032	$150,596	14.4%

(1)	Fiscal 2022 represents a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory.
(2)
Fiscal 2023 and fiscal 2022 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.

(3)	Fiscal 2023 and fiscal 2022 include acquisition and due diligence costs.
(4)	Fiscal 2022 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(5)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $9 million and $2 million or non-cash stock compensation expense of $22 million and $32 million in fiscal 2023 and fiscal 2022, respectively.
NM	Represents that the percentage change is not meaningful.

	52-Week Period Ended Jul. 1, 2023	52-Week Period Ended Jul. 2, 2022	Change in Dollars	% Change
Net earnings (GAAP)	$1,770,124	$1,358,768	$411,356	30.3%
Interest (GAAP)	526,752	623,643	(96,891)	(15.5)
Income taxes (GAAP)	515,231	388,005	127,226	32.8
Depreciation and amortization (GAAP)	775,604	772,881	2,723	0.4
EBITDA (Non-GAAP)	$3,587,711	$3,143,297	$444,414	14.1%
Certain Item adjustments:
Impact of inventory valuation adjustment (1)	(2,571)	73,224	(75,795)	NM
Impact of restructuring and transformational project costs (2)	61,009	106,091	(45,082)	(42.5)
Impact of acquisition-related costs (3)	10,393	32,738	(22,345)	(68.3)
Impact of bad debt reserve adjustments (4)	(4,425)	(27,999)	23,574	84.2
Impact of other non-routine gains and losses (5)	194,459	—	194,459	NM
EBITDA adjusted for Certain Items (Non-GAAP) (6)	$3,846,576	$3,327,351	$519,225	15.6%

(1)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory. Fiscal 2022 represents a write-down of COVID-related personal protection equipment inventory due to the reduction in the net realizable value of inventory.
(2)
Fiscal 2023 and fiscal 2022 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.

(3)	Fiscal 2023 and fiscal 2022 include acquisition and due diligence costs.
(4)	Fiscal 2023 and fiscal 2022 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(5)
Fiscal 2023 primarily includes a pension settlement charge of $315 million that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer and $122 million in income from a litigation financing agreement.

(6)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $24 million and $7 million or non-cash stock compensation expense of $95 million and $122 million for fiscal 2023 and fiscal 2022, respectively.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Net Debt to Adjusted EBITDA
(In Thousands)

Net Debt to Adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our Net Debt to Adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of Adjusted EBITDA. In the table that follows, we have provided the calculation of our debt and net debt as a ratio of Adjusted EBITDA.

Jul. 1, 2023
Current Maturities of long-term debt	$62,550
Long-term debt	10,347,997
Total Debt	10,410,547
Cash & Cash Equivalents	(745,201)
Net Debt	$9,665,346

Adjusted EBITDA for the previous 12 months	$3,846,576

Debt/Adjusted EBITDA Ratio	2.7
Net Debt/Adjusted EBITDA Ratio	2.5